Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901
For release: May 10, 2007 at 9:00 a.m.

Information Analysis, Inc. Reports First Quarter Profit

FAIRFAX, VIRGINIA – Information Analysis, Inc. (IAIC:OTCBB) today reported results for the first fiscal quarter ended March 31, 2007. Revenues were $2,606,000, up 13% from the $2,315,000 reported in 2006’s first quarter. The Company reported net income of $95,000, or $0.01 per share, compared to net income of $86,000, or $0.01 per share, in the first quarter 2006.

“The Company increased revenue and gross margin in the first quarter in comparison to the first quarter of 2006,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “First quarter performance is in line with previous year’s first quarter results. Some orders that we expected to work on in the first quarter were recently awarded and will be performed during subsequent quarters of this year. We expect our profitability to improve during the year as a result of this.

“We are actively pursuing the conversion and system modernization business through our business partners and sales prospects. Business opportunities in the area of Adobe and Web applications remain strong. We continue to build our pipeline opportunities which should increase revenue for subsequent quarters and 2007.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2006 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports First Quarter Results

May 10, 2007

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Three months ended March 31,
(in thousands, except per share data; unaudited)	2007	2006
Net revenue:
Professional fees	$1,901	$2,196
Software sales	705	119

Total revenue	2,606	2,315
Cost of goods sold and services provided:
Cost of professional fees	1,458	1,751
Cost of software sales	542	70

Total cost of sales	2,000	1,821

Gross margin	606	494
Operating expenses:
Selling, general and administrative	517	409

Operating income	89	85
Other income	6	1

Income before income taxes	95	86
Provision for income taxes	—	—

Net income	$95	$86

Net income per share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01
Shares used in calculating earnings per share:
Basic	11,196,760	10,743,204
Diluted	11,421,394	11,616,698

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Information Analysis Reports First Quarter Results

May 10, 2007

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

(in thousands)	As of: March 31, 2007 (unaudited)	As of: December 31, 2006 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$537	$808
Accounts receivable, net	2,394	1,758
Prepaid expenses	365	382
Note receivable	116	116
Other assets	4	4
Other receivables	2	6

Total current assets	3,418	3,074
Fixed assets, net	65	67
Other assets	9	9

Total assets	$3,492	$3,150

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$895	$644
Deferred revenue	373	513
Accrued payroll and related liabilities	276	265
Other accrued liabilities	175	53

Total liabilities	1,719	1,475

Common stock, par value $0.01, 30,000,000 shares authorized; 12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,489	14,486
Accumulated deficit	(11,914)	(12,009)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders’ equity	1,773	1,675

Total liabilities and stockholders’ equity	$3,492	$3,150

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